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                                  ENVIROTEST SYSTEMS CORP.
                               EMPLOYMENT AGREEMENT AMENDMENT


     Amendment, of the Employment Agreement dated as of January 1, 1993 (the "Employment Agreement"), between ENVIROTEST SYSTEMS CORP, a Delaware corporation (the "Company"), and CHESTER C. DAVENPORT (the "Employee"), made as of the 4th day of June, 1998.

     WHEREAS, the Employment Agreement provides the Employee with, among other things, certain compensation following termination of his employment under certain circumstances; and

     WHEREAS, the Company and the Employee desire to amend certain terms and conditions of the Employment Agreement;

     NOW, THEREFORE, the parties hereby agree to amend the Employment Agreement to provide certain benefits to the Employee in the event of his termination of employment under certain circumstances and to secure the benefit to the Company of the Employee's agreement to enter into a noncompetition agreement applicable following his termination of employment in such circumstances as follows:

     1. SPECIAL TERMINATION. In the event of a Change of Control (as defined in Appendix A hereto), the Employee shall have unilateral right to terminate his employment (a "Special Termination") under the Employment Agreement for any reason on or within 60 days of the date (the "Closing Date") on which such Change of Control is consummated. In the event of a Special Termination, the Employee shall be entitled to the following compensation and benefits:

     (i) The Company shall pay the Employee, in a cash lump sum on the date (the "Termination Date") on which such termination of employment occurs, an amount (the "Severance Amount") equal to the sum of the following: (i) 100% of the base salary (with the annual increases described in Paragraph 3 of the Employment Agreement) and bonus the Employee would have received for a period of 24 months after the Termination Date and (ii) 50% of the base salary (with the annual increases described in Paragraph 3 of the Employment Agreement) and bonus he would have received for an additional period of (x) 36 months MINUS (y) the difference between 24 months and the number of months that remained in the Term (as defined in the Employment Agreement) after the Termination Date. The Severance Amount shall be payable to the Employee in lieu of any salary and bonus continuation payments described in Sections 10(b) and 12 of the Employment Agreement.

     (ii) The Employee shall be provided with all other benefits which the Employee would have been entitled to receive had he remained employed for the

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     remainder of the Term plus 36 months thereafter.  Such benefits shall be provided in lieu of any benefit continuation described in Section 10(b) of the Employment Agreement.

          (iii) Effective as of the Termination Date, the Company shall sublease its existing office space in Bethesda, Maryland (the "Bethesda Facility") to the Employee for a period of one year. Such sublease shall require the Employee to pay rent at the same rate as is applicable under the Company's existing lease for the Bethesda Facility.

          (iv) Effective as of the Termination Date, the Company shall transfer all computer equipment, related hardware and the furniture in use in the Bethesda Facility immediately prior to the Closing Date to the Employee at the then fair market value thereof, as agreed to in good faith between the Employee and the Company.

          2. EQUALIZATION PAYMENTS. Anything in the Employment Agreement to the contrary notwithstanding, if it shall be determined that any payment or distribution to or for the benefit of the Employee (whether paid or payable or distributed or distributable) pursuant to the terms of the Employment Agreement or otherwise (the "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"; and such excise tax, the "Excise Tax"), then the Employee shall be entitled to receive from the Company an additional payment (the "Gross-Up Payment") in an amount such that the net amount of the Payment and the Gross-Up Payment retained by the Employee, after the calculation and deduction of all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the Payment and all federal, state and local income tax, employment tax and Excise Tax (including any interest or penalties imposed with respect to such taxes) on the Gross-Up Payment provided for in this paragraph, shall be equal to the Payment.

          Subject to the provisions of the following paragraph, all determinations required to be made under this provision, including whether and when the Gross-Up Payment is required and the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determinations shall be made by a nationally recognized certified public accounting firm as may be jointly designated by the Employee and the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment shall be paid by the Company to the Employee within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Employee. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Gross-Up Payment made will have been an amount less than the Company should have paid pursuant to this paragraph (the "Underpayment"). In the event that the Company exhausts its remedies pursuant to the following paragraph and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee.

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     The Employee shall notify the Company in writing of any claim by the
Internal Revenue Service that, if successful, would require the payment by the company of the Gross-Up Payment. Such notification shall be given as soon as practicable after the Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

     (A) give the Company any information reasonably requested by the Company relating to such claim,

     (B) take such action in connection with contesting such claim as the Company shall reasonable request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

     (C) cooperate with the Company in good faith in order to effectively contest such claim and

     (D) permit the Company to participate in any proceedings relating to such claim; PROVIDED, HOWEVER, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify the Employee for and hold the Employee harmless from, on an after-tax basis, any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of all related costs and expenses. Without limiting the foregoing provisions of this paragraph, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in any court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; PROVIDED, HOWEVER, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee, on an interest-free basis, and shall indemnify the Employee for and hold the Employee harmless from, on an after-tax basis, any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance (including as a result of any forgiveness by the Company of such advance); PROVIDED FURTHER, HOWEVER, that any extension of the statue of limitations relating to the payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested

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     amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          If, after the receipt by the Employee of an amount advanced by the Company pursuant to the preceding paragraph, the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company's complying with the requirements of the preceding paragraph) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to this paragraph, a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment or indemnity payment required to be paid.

          3. NON-EXCLUSIVITY OF RIGHTS. Nothing in the Employment Agreement shall prevent or limit the Employee's continuing or future participation in any benefit plan of the Company for which the Employee may qualify, nor shall anything therein limit or otherwise affect such rights as the Employee may have under any contract or agreement with the Company or any of its affiliates. Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan, policy, practice, program, contract or agreement of the Company at or subsequent to the Termination Date shall be payable in accordance with such plan, policy, practice, program, contract or agreement except as explicitly modified by the Employment Agreement.

          4. FULL SETTLEMENT. The Company's obligation to make the payments provided for in the Employment Agreement and otherwise to perform its obligations thereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Employee or others. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under the Employment Agreement and such amounts shall not be reduced, whether or not the Employee obtains other employment. Notwithstanding the last sentence of Section 23 of the Employment Agreement, the Company agrees to pay as incurred, to the fullest extent permitted by law, all legal fees and expenses which the Employee may reasonably incur as a result of any dispute or contest (regardless of the outcome thereof) by the Company, the Employee or others of the validity or enforceability of, or liability under, any provision of the Employment Agreement or any guarantee of performance thereof.

          5. NONCOMPETITION: RETURN OF PROPERTY. (i) In the event of a Special Termination, in consideration of the benefits granted to the Employee in paragraphs 1 through 4 above, for a period of 24 months after the Termination Date, the Employee shall not, without first

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obtaining the written permission of the Board of Directors of the Company, directly or indirectly engage in any "business in competition" (as defined below) with the Company either as an individual for his own account, or as a partner or joint venturer, or as an employee, agent, consultant or salesman for any business, or as an officer, director or stockholder of a corporation, or otherwise, or directly or indirectly induce any employee of the Company to engage in any activity in which the Employee is prohibited from engaging under this sentence. For purposes of this paragraph 5, the phrase "business in competition" shall mean the business of vehicle emissions testing.
Nothing herein contained, however, will prevent the Employee from owning 5% or less of the equity or debt securities of any business in competition with the Company, if such securities are listed for trading on a national securities exchange or are traded in the over-the-counter market. The foregoing restrictions shall apply in lieu of any restrictions described in
Section 12 of the Employment Agreement.

          (ii) The Employee acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions set forth in paragraph (i) above would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

          (iii) It is expressly understood and agreed that although the Employee and the Company consider the restrictions contained in paragraph (i) above to be reasonable in scope and duration, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in paragraph (i) above is an unenforceable restriction against the Employee, the provisions of such paragraph shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in paragraph (i) above is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained in such paragraph.

          (iv) The Employee agrees that upon termination of his employment with the Company for any reason, he will return to the Company promptly all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company.

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          This Amendment shall be deemed to form a part of the Employment
Agreement. Except as modified by this Amendment, the Employment Agreement shall continue in full force and effect.


                                            ENVIROTEST SYSTEMS CORP.


                                            By: /s/ MARK THOMAS
                                                -------------------------------
                                                Name:  MARK THOMAS
                                                Title: Executive Vice President


                                            /s/ CHESTER C. DAVENPORT
                                            -------------------------------
                                            CHESTER C. DAVENPORT

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                                                                APPENDIX A


     "Change of Control" means (i) any sale, transfer or other conveyance (other than to the Company or a wholly owned subsidiary of the Company), whether direct or indirect, of all or substantially all of the assets of the Company, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after such transaction, any "person" or "group" becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power entitled to vote in the election of directors, managers, or trustees of the transferee, (ii) any "person" or "group" is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power of the Voting Stock then outstanding, or
(iii) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of the Company then in office; PROVIDED, HOWEVER, that for purposes of the Employment Agreement, such Change of Control must also result in the Employee ceasing to be the beneficial owner of 10% of the Company's common stock.

     For purposes of this definition, (i) the terms "person" and "group" shall have the meanings used for purposes of Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not applicable, PROVIDED that no Excluded Person and no person or group controlled by Excluded Persons shall be deemed to be a "person" or "group" and (ii) the term "beneficial owner" shall have the meaning used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a person shall be deemed to have "beneficial ownership" of all such shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or upon the occurrence of certain events.

     "Excluded Person" means any beneficial holder of 5% or more of any class of common stock of the Company outstanding immediately prior to the consummation of the initial underwritten public offering by the Company of 3,400,000 shares of the Company's Class A Common Stock in April 1993.

     "Voting Stock" means the Capital Stock of the Company having generally the right to vote in the election for a majority of the directors of the Company.